Exhibit 10.30

Loan Agreement

Party A: Xingtai Zhongding Kirin Real Estate Development Co., Ltd.

Party B: Kong Village Residents’ Committee, West Quan Street, West Bridge District, Xingtai

Party A intends to borrowing money from Party B due to the lack of Party A’s current fund, and both parties have reached the following agreement:

1.	Loan amount: RMB 30,000,000;

2.	Loan Term: One (1) year (from December 30, 2011 to December 29, 2012);

3.	Interest Rate: 12% per month, the due principal and interest shall be RMB 34,320,000 and shall be returned in sum at due date;

4.	This loan agreement is not relevant to any other agreement reached by both parties in the previous time;

5.
This agreement shall be executed in two originals and each party holds one, this agreement will be effective upon the execution and be terminated right after the principal and interest have been paid off;

For issues not stipulated in this agreement, both parties shall resolve through friendly consultation.

Party A: Xingtai Zhongding Kirin Real Estate Development Co., Ltd.

Legal representative: Longlin Hu

Party B: Kong Village Residents’ Committee, West Quan Street, West Bridge District, Xingtai

Legal representative: Jinhe Zuo

December 29, 2011